Exhibit (a)(5)(vii)

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Valeant Investors:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

Valeant Media Contacts:

Sard Verbinnen & Co

Renée Soto/ Meghan Gavigan/Jared Levy

212-687-8080

VALEANT COMMENTS ON ENDO OFFER TO ACQUIRE SALIX

Laval, Quebec and Raleigh, NC — March 11, 2015 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today issued the below statement in response to Endo International PLC’s (NASDAQ: ENDP) unsolicited offer to acquire Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP):

“We are firmly committed to our all-cash agreed transaction, which delivers immediate and certain value to Salix shareholders. The tender offer is scheduled to expire at the end of the day on March 31, 2015, and Valeant expects to be in the position to close the transaction on April 1, 2015.”

On February 22, 2015 Valeant and Salix announced a definitive agreement under which Valeant will acquire all of the outstanding common stock of Salix for $158 per share in cash. The transaction is subject to customary closing conditions and regulatory approval.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the proposed acquisition by Valeant of Salix and the expected timing and benefits of the transaction. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions.

These statements are based upon the current expectations and beliefs of management of Valeant and Salix and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the acquisition will not close when expected or at all; the risk that Valeant’s business and/or Salix’s business will be adversely impacted during the pendency of the acquisition; the risk that the operations of the two companies will not be integrated successfully; and risks and uncertainties discussed in Valeant’s and Salix’s most recent annual or quarterly report and detailed from time to time in Valeant’s and Salix’s other filings with the Securities and Exchange Commission (the “SEC”) and, with respect to Valeant, the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Salix. Valeant filed a Tender Offer Statement on Schedule TO with the SEC on March 4, 2015. Salix filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on March 6, 2015. Stockholders of Salix are urged to read the tender offer materials (including the Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, in each case as amended (to the extent applicable), because they contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of Salix at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available to all stockholders of Salix free of charge at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and other documents that Valeant files with the SEC are and will be made available to all stockholders of Salix free of charge at www.valeant.com. The Solicitation/Recommendation Statement and the other documents filed by Salix with the SEC are, and will be, made available to all stockholders of Salix free of charge at www.salix.com.

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